Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE FOR RENEWAL

AND REVIVAL OF CHARTER

The corporation organized under the laws of Delaware, the charter of which was forfeited for failure to obtain a registered agent, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

1. The name of this corporation is _______________________________________

VolitionRX Limited formerly known as Standard Capital Corporation

2. Its registered office in the State of Delaware is located at     Suite 600

         1201 Orange Street          , City of         Wilmington

Zip Code          DE 19801         County of          New Castle

the name of its registered agent is          Agents and Corporations, Inc.

3. The date the Certificate of Incorporation was filed in Delaware was         1998/09/24

4. The date when restoration, renewal, and revival of the charter of this company is to commence is the         19         day of           May 2001          , same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

5. This corporation was duly organized and carried on the business authorized by its charter until the         20          day of         May         A.D.         2011         , at which time its charter became inoperative and forfeited for failure to obtain a registered agent and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters the last and acting authorized officer hereunto set his/her hand to this certificate this          19         day of          September         A.D.         2011         .

By: /s/ B. Gordon Brooke

Authorized Officer

Name: B. Gordon Brooke

Print or Type

Title: Chief Financial Officer